                                                     --------------------------
                                                           OMB APPROVAL
                                                     --------------------------
                                                     OMB Number: 3235-0145
                                                     Expires: October 31, 1997
                                                     Estimated average burden
                                                     hours per response...14.90
                                                     --------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        (AMENDMENT NO. _______________)*


                                 Netegrity, Inc.
                       ----------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
             -------------------------------------------------------
                         (Title of Class of Securities)

                                    64110P10
             -------------------------------------------------------
                                 (CUSIP Number)

                                 April 27, 1998
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                             [ ]  Rule 13d - 1(b)
                             [X]  Rule 13d - 1(c)
                             [ ]  Rule 13d - 1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 1 of 12 pages

--------------------                                      ----------------------
CUSIP NO.  64110P10                     13G               PAGE  2  OF  12 PAGES
--------------------                                      ----------------------


--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Edison Partners II, L.P.
      22-3069978
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
      N/A                                                             (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER

                           -0-
   NUMBER OF          ----------------------------------------------------------
     SHARES           6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               483,009
      EACH            ----------------------------------------------------------
   REPORTING          7    SOLE DISPOSITIVE POWER
     PERSON
      WITH                 -0-
                      ----------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                           483,009
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      483,009

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]



--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.20%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                      ----------------------
CUSIP NO.  64110P10                     13G               PAGE  3  OF  12 PAGES
--------------------                                      ----------------------


--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John H. Martinson
      ###-##-####
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
      N/A                                                             (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER

                           -0-
   NUMBER OF          ----------------------------------------------------------
     SHARES           6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               786,780
      EACH            ----------------------------------------------------------
   REPORTING          7    SOLE DISPOSITIVE POWER
     PERSON
      WITH                 -0-
                      ----------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                           786,780
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      786,780

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]



--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.47%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                      ----------------------
CUSIP NO.  64110P10                     13G               PAGE  4  OF  12 PAGES
--------------------                                      ----------------------


--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Richard J. Defieux
      ###-##-####
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
      N/A                                                             (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER

                           -0-
   NUMBER OF          ----------------------------------------------------------
     SHARES           6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               786,780
      EACH            ----------------------------------------------------------
   REPORTING          7    SOLE DISPOSITIVE POWER
     PERSON
      WITH                 -0-
                      ----------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                           786,780
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      786,780

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]



--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.47%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                      ----------------------
CUSIP NO.  64110P10                     13G               PAGE  5  OF  12 PAGES
--------------------                                      ----------------------


--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Gustav H. Koven, III
      ###-##-####
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
      N/A                                                             (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER

                           -0-
   NUMBER OF          ----------------------------------------------------------
     SHARES           6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               786,780
      EACH            ----------------------------------------------------------
   REPORTING          7    SOLE DISPOSITIVE POWER
     PERSON
      WITH                 -0-
                      ----------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                           786,780
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      786,780

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]



--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.47%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                      ----------------------
CUSIP NO.  64110P10                     13G               PAGE  6  OF  12 PAGES
--------------------                                      ----------------------


--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Thomas A. Smith
      ###-##-####
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
      N/A                                                             (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER

                           -0-
   NUMBER OF          ----------------------------------------------------------
     SHARES           6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               483,009
      EACH            ----------------------------------------------------------
   REPORTING          7    SOLE DISPOSITIVE POWER
     PERSON
      WITH                 -0-
                      ----------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                           483,009
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      483,009

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]



--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.20%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                      ----------------------
CUSIP NO.  64110P10                     13G               PAGE  7  OF  12 PAGES
--------------------                                      ----------------------


                                  SCHEDULE 13G

Item 1(a).     NAME OF ISSUER: Netegrity, Inc.

Item 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 245 Winter Street, Waltham, MA 02154.

Item 2(a). NAMES OF PERSONS FILING: Edison Partners II, L.P. ("Edison Partners II"); John H. Martinson, Richard J. Defieux, Gustav H. Koven, III and Thomas A. Smith (collectively, the "General Partners"). The General Partners and Edison Partners II are collectively referred to as the "Reporting Persons."

Item 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: The principal business address of the Reporting Persons is 997 Lenox Drive, #3, Lawrenceville, NJ 08648.

Item 2(c). CITIZENSHIP: Edison Partners II is a limited partnership organized under the laws of the state of Delaware. Each of the General Partners is a United States citizen.

Item 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $.01 par value, (the "Common Stock").

Item 2(e).     CUSIP NUMBER: 64110P10

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), 13d-2(b), OR (c) CHECK WHETHER THE PERSON FILING IS A:

               (a)    [ ]       Broker or Dealer registered under Section 15 of
                                the Securities Exchange Act of 1934 (the "Act");

               (b)    [ ]       Bank as defined in Section 3(a)(6) of the Act;

               (c)    [ ]       Insurance Company as defined in Section 3(a)(19)
                                of the Act;

               (d)    [ ]       Investment Company registered under Section 8 of
                                the Investment Company Act of 1940;

               (e)    [ ]       An investment adviser in accordance with
                                ss.240.13d - 1(b)(1)(ii)(E);

               (f)    [ ]       An employee benefit plan, or endowment fund in
                                accordance with ss.240.13d-1(b)(1)(ii)(F);

               (g)    [ ]       A parent holding company or control person in
                                accordance with ss.240.13d-1(b)(ii)(G);

               (h)    [ ]       A savings association as defined in Section 3(b)
                                of the Federal Deposit Insurance Act (12 U.S.C.
                                1813);

               (i)    [ ]       A church plan that is excluded from the
                                definition of an investment company under
                                Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

--------------------                                      ----------------------
CUSIP NO.  64110P10                     13G               PAGE  8  OF  12 PAGES
--------------------                                      ----------------------

                (j)   [ ]      Group, in accordance with Rule 13d-1(b)(1)(ii)(H)
                               of the Act.

                If this statement is filed pursuant to ss.240.13d - 1(c), check this box [ ].

Item 4.         OWNERSHIP.

                (a)     Amount Beneficially Owned:

                        Each of Edison Partners II and Thomas A. Smith may be deemed to own beneficially 483,009 shares of Common Stock as of April 27, 1998. Each of John H. Martinson, Richard J. Defieux and Gustav H. Koven, III may be deemed to own beneficially 786,780 shares of Common Stock as of April 27, 1998.

                        Edison Venture Fund, L.P., a Delaware limited partnership ("EVF"), is the record owner of 303,771 shares of Common Stock. Edison Venture Fund II, L.P., a Delaware limited partnership ("EVF II"), is the record owner of 405,121 shares of Common Stock. Edison Venture Fund II-PA, L.P., a Delaware limited partnership ("EVF II-PA"), is the record owner of 77,888 shares of Common Stock.

                        Messrs. Martinson, Defieux and Koven are the general partners of Edison Partners, L.P., a Delaware limited partnership, the sole general partner of EVF. Edison Partners II is the sole general partner of each of EVF II and EVF II-PA. The General Partners are the general partners of Edison Partners II.

                        The filing of this Schedule 13G shall not be construed as an admission that such persons are, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owners of the securities held by EVF, EVF II or EVF II-PA. Each of the General Partners hereby disclaims any beneficial ownership in any securities except to the extent of his pecuniary interest therein.

                (b)     Percent of Class:

                        Edison Partners II, 5.20%; John H. Martinson, 8.47%; Richard J. Defieux, 8.47%; Gustav H. Koven, III, 8.47%; Thomas A. Smith, 5.20%. The foregoing percentages are based on the 9,286,346 shares of Common Stock reported to be outstanding in the Issuer's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, including as outstanding for the purpose of such calculation the shares of Common Stock the Reporting Persons may have any right to acquire within 60 days.

--------------------                                      ----------------------
CUSIP NO.  64110P10                     13G               PAGE  9  OF  12 PAGES
--------------------                                      ----------------------


                (c)     Number of shares as to which such person has:

                        (i)     sole power to vote or to direct the vote:

                        Edison Partners II, 0; John H. Martinson, 0; Richard J. Defieux, 0; Gustav H. Koven, III, 0; and Thomas A. Smith, 0 shares.

                        (ii)    shared power to vote or to direct the vote:

                        Edison Partners II, 483,009; John H. Martinson, 786,780; Richard J. Defieux, 786,780; Gustav H. Koven, III, 786,780; and Thomas A. Smith, 483,009 shares.

                        (iii) sole power to dispose or direct the disposition of:

                        Edison Partners II, 0; John H. Martinson, 0; Richard J. Defieux, 0; Gustav H. Koven, III, 0; and Thomas A. Smith, 0 shares.

                        (iv)    shared power to dispose or direct the
                                disposition of:

                        Edison Partners II, 483,009; John H. Martinson, 786,780; Richard J. Defieux, 786,780; Gustav H. Koven, III, 786,780; and Thomas A. Smith, 483,009 shares.

Item 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                securities, check the following:                            [ ]

Item 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.


                Not Applicable.

Item 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                Not Applicable. The Reporting Persons expressly disclaim membership in a "group" as defined in Rule 13d-5(b)(1).

Item 9.         NOTICE OF DISSOLUTION OF GROUP.

                Not Applicable.

--------------------                                      ----------------------
CUSIP NO.  64110P10                     13G               PAGE  10  OF  12 PAGES
--------------------                                      ----------------------


Item 10.        CERTIFICATION.

                By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------                                      ----------------------
CUSIP NO.  64110P10                     13G               PAGE  11  OF  12 PAGES
--------------------                                      ----------------------



                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


Date: May 6, 1998                            EDISON PARTNERS II, L.P.


                                             By: /s/ John H. Martinson
                                                 ------------------------------
                                                 General Partner


                                             /s/ John H. Martinson
                                             ----------------------------------
                                             John H. Martinson


                                             /s/ Richard J. Defieux
                                             ----------------------------------
                                             Richard J. Defieux


                                             /s/ Gustav H. Koven, III
                                             ----------------------------------
                                             Gustav H. Koven, III


                                             /s/ Thomas A. Smith
                                             ------------------------------
                                             Thomas A. Smith

--------------------                                      ----------------------
CUSIP NO.  64110P10                     13G               PAGE  12  OF  12 PAGES
--------------------                                      ----------------------


                                                                       EXHIBIT 1


                                    AGREEMENT

        Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Netegrity, Inc.

         This agreement may be executed in any number of counterparts, each of which shall be deemed an original.


EXECUTED this 6th day of May, 1998           EDISON PARTNERS II, L.P.


                                             By: /s/ John H. Martinson
                                                 ------------------------------
                                                 General Partner


                                             /s/ John H. Martinson
                                             ----------------------------------
                                             John H. Martinson


                                             /s/ Richard J. Defieux
                                             ----------------------------------
                                             Richard J. Defieux


                                             /s/ Gustav H. Koven, III
                                             ----------------------------------
                                             Gustav H. Koven, III


                                             /s/ Thomas A. Smith
                                             ----------------------------------
                                             Thomas A. Smith